Exhibit 99.1

News Release

Enbridge Energy Partners, L.P. Declares Distribution and Reports Earnings for Third Quarter 2014

HOUSTON — (November 3, 2014) - Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) announced today that the board of directors of the delegate of its general partner has declared a cash distribution of $0.555 per unit, payable on November 14, 2014 to unitholders of record as of the close of business on November 7, 2014.

THIRD QUARTER AND YEAR-TO-DATE 2014 HIGHLIGHTS

•	Record Lakehead and North Dakota system deliveries.

•	Reported adjusted EBITDA for the third quarter of $406.7 million; 48% higher than third quarter of 2013.

•	Over $2 billion of organic growth entered service year-to-date.

•	Closed on equity restructure with general partner to enhance Partnership’s prospective cost of capital.

•	Received $900 million drop down proposal from Enbridge, Inc. (NYSE: ENB) (“Enbridge”) for 66.7 percent interest in the U.S. segment of the Alberta Clipper Pipeline.

•	ENB communicated its objectives to utilize drop downs as a source of low cost funding for its own broader growth capital program.

“We are pleased with the Partnership’s third quarter performance, particularly with the record deliveries on our Lakehead and North Dakota liquids pipeline systems. With robust crude oil supply growth in western Canada and the Bakken formation, we expect deliveries on both our Lakehead and North Dakota systems to remain strong during the fourth quarter. Turning to project execution, we completed the remaining 50-mile segment of our Eastern Access Line 6B Replacement to Sarnia, Ontario and the first phase of our Line 61 Mainline Expansion. Collectively, the Partnership has placed over $2.0 billion of capital into service in 2014. We expect our organic growth projects and our recently proposed Alberta Clipper drop down transaction will deliver highly certain earnings and cash flows, which will increase our distributable cash flow and strengthen distribution coverage. The Partnership plans, subject to Board approval, to make an initial 2015 distribution increase in conjunction with the expected year-end closing of this transaction,” said Mark Maki, president for the Partnership.

“During the third quarter, the Partnership received a proposal from Enbridge, under which Enbridge will drop down its 66.7 percent interest in the U.S. segment of the Alberta Clipper Pipeline to the Partnership. This proposed transaction is the latest in a series of actions Enbridge has taken to enhance EEP’s distributable cash flow and re-establish EEP as a strong master limited partnership. If approved, this immediately accretive drop down transaction will enhance the Partnership’s distribution growth outlook in 2015 and pave the way for further drop downs from Enbridge. Our parent has communicated its objectives to utilize drop downs as a source of low cost funding for Enbridge’s own broader growth capital program. Enbridge has an attractive portfolio of liquids pipeline assets in the U.S. that can be dropped down to EEP. These actions contribute to our confidence in the long-term outlook for the Partnership and this transaction once again demonstrates the strategic alignment and support from our sponsor, Enbridge,” noted Maki.

The Partnership’s key financial results for the three and nine months ended September 30, 2014, compared to the same periods in 2013, were as follows:

	Three months ended September 30,		Nine months ended September 30,
(unaudited; dollars in millions, except per unit amounts)	2014	2013	2014	2013
Net income(1)	$20.5	$14.9	$157.7	$21.5
Net income (loss) per unit	(0.04)	(0.05)	0.15	(0.23)

Adjusted EBITDA(2)	406.7	274.5	1,107.7	840.1
Adjusted net income(1)	117.8	61.0	327.8	231.4
Adjusted net income per unit	0.25	0.09	0.66	0.43

(1)	Net income and adjusted net income attributable to general and limited partner ownership interests in Enbridge Partners.
(2)	Includes non-controlling interest.

Adjusted net income for the three and nine month periods ended September 30, 2014, as reported above, eliminates the effect of: (a) additional environmental costs, net of insurance recoveries, associated with the Line 6B incident; (b) non-cash, mark-to-market net gains and losses and other adjustments. Refer to the Non-GAAP Reconciliations section below for additional details.

Adjusted net income of $117.8 million for the third quarter of 2014 was $56.8 million higher than the same period from the prior year. Higher earnings were attributable to higher transportation rates, higher deliveries and contributions from pipeline expansion projects entering service in our liquids pipeline segment, partially offset by lower gross margin in our natural gas segment.

During the third quarter, the Partnership attributed approximately $22.5 million of earnings to its Series 1 Preferred unit holders. This amount is deducted from net income to arrive at the amount of net income attributable to the general and limited partners. Preferred distributions are accrued at an annual rate of 7.5 percent through June 30, 2015. The Partnership may defer payment of those accrued amounts until the earlier of June 1, 2019 or the date on which the Partnership redeems the units.

COMPARATIVE EARNINGS STATEMENT

	Three months ended September 30,		Nine months ended September 30,
(unaudited; dollars in millions except per unit amounts)	2014	2013	2014	2013
Operating revenue	$1,942.3	$1,789.4	$5,893.0	$5,155.1
Operating expenses:
Cost of natural gas	1,238.2	1,257.5	3,986.7	3,564.4
Environmental costs, net of recoveries	50.1	0.6	93.3	184.3
Operating and administrative	235.3	265.1	676.9	678.0
Power	59.5	43.0	164.1	105.8
Depreciation and amortization	118.8	99.6	336.0	287.6

Operating income	240.4	123.6	636.0	335.0
Interest expense	137.1	70.5	294.2	226.4
Allowance for equity used during construction	14.5	9.3	47.8	25.2
Other income	1.8	0.4	2.2	1.0

Income before income tax expense	119.6	62.8	391.8	134.8
Income tax expense	2.1	1.5	6.1	17.5

Net income	117.5	61.3	385.7	117.3
Less: Net income attributable to:
Noncontrolling interest	70.7	20.3	149.4	54.3
Series 1 preferred unit distributions	22.5	22.7	67.5	35.8
Accretion of discount on Series 1 preferred units	3.8	3.4	11.1	5.7

Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$20.5	$14.9	$157.7	$21.5
Less: Allocations to general partner	35.0	32.5	108.2	95.3

Net income (loss) allocable to limited partners	$(14.5)	$(17.6)	$49.5	$(73.8)
Weighted average limited partner units (basic)	328.8	317.4	327.6	313.2

Net income (loss) per limited partner unit (basic)	$(0.04)	$(0.05)	$0.15	$(0.23)

Weighted average limited partner units outstanding (diluted)	328.8	317.4	327.6	313.2

Net income (loss) per limited partner unit (diluted)	$(0.04)	$(0.05)	$0.15	$(0.23)

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three and nine month periods ended September 30, 2014 with the same periods of 2013. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

	Three months ended		Nine months ended
Adjusted Operating Income	September 30,		September 30,
(unaudited; dollars in millions)	2014	2013	2014	2013
Liquids	$269.7	$150.2	$705.7	$472.4
Natural Gas	(3.2)	16.8	10.1	59.3
Corporate	(3.8)	(1.8)	(6.9)	(5.4)

Adjusted operating income	$262.7	$165.2	$708.9	$526.3

Liquids – Third quarter adjusted operating income for the Liquids segment increased $119.5 million to $269.7 million from $150.2 million for the comparable period in 2013. Higher revenues in the third quarter were attributable to an increase in transportation rates and higher deliveries on both our Lakehead and North Dakota liquids pipeline systems. Total liquids system deliveries increased approximately 21 percent over the same period from prior year due to crude oil supply growth in western Canada and the Bakken Formation, along with Enbridge and the Partnership’s pipeline expansion projects entering service. The Partnership completed a large component of its Eastern Access Program, specifically the Line 6B Replacement project from Griffith, Indiana to Sarnia, Ontario, in two phases in 2014. The 160-mile segment of the Line 6B Replacement project from Griffith, Indiana to Stockbridge, Michigan which entered service May 1, 2014 contributed to the increase in revenues during the third quarter. The remaining 50-mile segment of the Line 6B Replacement to Sarnia, Ontario entered service September 30, 2014. Additionally, the first phase of the Line 61 Mainline Expansion began service August 1, 2014. Lastly, operating income benefitted from lower operating and administrative expenses over prior year.

	Three months ended		Nine months ended
Liquids Systems Volumes	September 30,		September 30,
(thousand barrels per day)	2014	2013	2014	2013
Lakehead	2,172	1,825	2,088	1,781
Mid-Continent	191	216	193	202
North Dakota	347	206	303	161

Total	2,710	2,247	2,584	2,144

Natural Gas – Third quarter adjusted operating income for the Natural Gas segment was $20 million lower compared to the same period of 2013. The decrease in adjusted operating income was predominantly attributable to lower natural gas throughput and NGL production volumes on our major systems due to reduced gas drilling activity in our Anadarko and East Texas regions. Additionally, volumes were impacted by the loss of a major customer on our Anadarko system in the second half of 2013. Lower segment gross margin was partially offset by lower operating and administrative expenses.

	Three months ended		Nine months ended
Natural Gas Throughput	September 30,		September 30,
(MMBtu per day)	2014	2013	2014	2013
East Texas	1,063,000	1,120,000	1,021,000	1,201,000
Anadarko	806,000	957,000	816,000	963,000
North Texas	304,000	314,000	292,000	326,000

Total	2,173,000	2,391,000	2,129,000	2,490,000

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) (“Enbridge Management”) today declared a distribution of $0.555 per share payable on November 14, 2014 to shareholders of record on November 7, 2014. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on November 5, 2014. Enbridge Management’s sole asset is its approximate 17 percent limited partner interest in Enbridge Partners. Enbridge Management’s results of operations, financial condition and cash flows depend on the results of operations, financial condition and cash flows of Enbridge Partners, which are summarized herein for the third quarter of 2014.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its financial results for the quarter ended September 30, 2014 in a live Internet presentation, commencing at 10:00 a.m. Eastern Time on November 3, 2014. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available on the Partnership’s website at the link below.

EEP Events and Presentations:

www.enbridgepartners.com/Investor-Relations/EEP/Events-and-Presentations/

Webcast link: http://www.media-server.com/m/p/yi5g74cu

The audio portion of the live presentation will be accessible by telephone at (877) 546-5018 (Passcode: 93293125) and can be replayed until November 17, 2014 by calling (888) 286-8010 (Passcode: 53587663). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

	Three months ended		Nine months ended
Adjusted Earnings	September 30,		September 30,
(unaudited; dollars in millions except per unit amounts)	2014	2013	2014	2013
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$20.5	$14.9	$157.7	$21.5
Noncash derivative fair value (gains) losses
-Liquids	(6.5)	5.5	1.0	4.3
-Natural Gas	(13.6)	32.5	(8.5)	11.7
-Corporate	62.3	1.1	73.3	0.8
Option premium amortization	(1.8)	3.3	(3.2)	2.0
Make-up rights adjustment	1.2	0.3	8.5	0.3
Deferred tax law adjustment	—	—	—	12.1
Line 6B incident expenses, net of recoveries	51.9	—	87.9	173.0
Accretion of discount on Series 1 preferred units	3.8	3.4	11.1	5.7

Adjusted net income	117.8	61.0	327.8	231.4
Less: Allocations to general partner	36.9	33.5	111.6	99.5

Adjusted net income allocable to limited partners	$80.9	$27.5	$216.2	$131.9
Weighted average units (millions)	328.8	317.4	327.6	313.2

Adjusted net income per limited partner unit (dollars)	$0.25	$0.09	$0.66	$0.43

	Three months ended		Nine months ended
Liquids	September 30,		September 30,
(unaudited; dollars in millions)	2014	2013	2014	2013
Operating income	$227.5	$144.4	$617.3	$294.8
Line 6B incident expenses, net of recoveries	47.9	—	81.9	173.0
Noncash derivative fair value (gains) losses	(6.5)	5.5	1.0	4.3
Make-up rights adjustment	0.8	0.3	5.5	0.3

Adjusted operating income	$269.7	$150.2	$705.7	$472.4

	Three months ended		Nine months ended
Natural Gas	September 30,		September 30,
(unaudited; dollars in millions)	2014	2013	2014	2013
Operating income (loss)	$16.7	$(19.0)	$25.6	$45.6
Noncash derivative fair value (gains) losses	(17.7)	32.5	(11.5)	11.7
Option premium amortization	(2.2)	3.3	(4.0)	2.0

Adjusted operating income (loss)	$(3.2)	$16.8	$10.1	$59.3

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

	Three months ended		Nine months ended
Adjusted EBITDA	September 30,		September 30,
(unaudited; dollars in millions)	2014	2013	2014	2013
Net cash provided by operating activities	$132.1	$465.0	$491.7	$942.5
Changes in operating assets and liabilities, net of cash acquired	192.7	(228.7)	349.5	(292.1)
Interest expense(1)	74.8	69.4	220.9	225.6
Income tax expense	2.1	1.5	6.1	17.5
Allowance for equity used during construction	14.5	9.3	47.8	25.2
Option premium amortization	(2.2)	3.3	(4.0)	2.0
Deferred tax law adjustment	—	—	—	(12.1)
Line 6B incident recoveries received	—	(42.0)	—	(42.0)
Other	(7.3)	(3.3)	(4.3)	(26.5)

Adjusted EBITDA	$406.7	$274.5	$1,107.7	$840.1

(1)	Interest expense excludes unrealized mark-to-market net losses of $62.3 million and $73.3 million for the three and nine month periods ended September 30, 2014, respectively. Interest expense excludes unrealized mark-to-market net losses of $1.1 million and $0.8 million for the three and nine month periods ended September 30, 2013, respectively.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and, through its interests in Midcoast Energy Partners, L.P. (“Midcoast Partners”), natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Midcoast Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

About Enbridge Energy Management, L.L.C

Enbridge Energy Management, L.L.C. manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 17 percent limited partner interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) is the general partner of Enbridge Partners and holds an approximate 34 percent interest in Enbridge Partners together with all of the outstanding preferred interests in Enbridge Partners.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target”, “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the Partnership’s tariff rates; and (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

The Partnership’s forward looking statements are subject to risks and uncertainties pertaining to operating performance, regulatory parameters, project approval and support, weather, economic conditions, interest rates and commodity prices, including but not limited to those discussed more extensively in our filings with the U.S. securities regulators. The effect of any one risk, uncertainty or factor on any particular forward looking statement is not determinable with certainty as these are independent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by law, we assume no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad, CFA	Terri Larson, APR

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com

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